Exhibit 10.3

Summary of the Award Levels and Performance Goals
for the Named Executive Officers
of Brown Shoe Company, Inc.

	Incentive Award as a Percentage of Base Salary (1)
Name and Title of Executive Officer	Minimum	Target	Maximum
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	0%	80%	160%
Diane M. Sullivan President	0	70	140
Joseph W. Wood President, Famous Footwear	0	65	130
Gary M. Rich President, Brown Shoe Wholesale	0	60	120
David H. Schwartz Executive Counsel to the Chairman	0	60	120
Andrew M. Rosen Senior Vice President and Chief Financial Officer	0	65	130

(1)
The 2006 annual incentive plan provides for cash incentive payments linked to the achievement of financial objectives as measured by the earnings performance of the Company and/or the earnings and gross margin performance of the Company’s operating divisions, as compared to targeted levels, as well as individual objectives.